Exhibit 99.01



                                  PRESS RELEASE

FOR RELEASE:  IMMEDIATE

CONTACT: Timothy J. Rigas, Executive Vice President and Chief Financial Officer
         (814) 274-9830

                       ADELPHIA PROPOSES PRIVATE PLACEMENT

                       Coudersport, PA - February 19, 1997


Adelphia Communications Corporation ("Adelphia"), (NASDAQ-NMS: ADLAC) announced today that it is proposing to offer Senior Notes of Adelphia in a private placement primarily to institutional investors. Adelphia is proposing to offer $200,000,000 aggregate principal amount of Senior Notes due 2007 in the private placement. The Company expects the non-interest terms of the Senior Notes due 2007 to be similar to those of its existing publicly held senior debt. Adelphia intends to use a portion of the net proceeds from the offering to redeem, repurchase or otherwise retire a portion of Adelphia's 12 1/2% Senior Notes due 2002, and to use the remainder to repay other existing indebtedness.

The Senior Notes due 2007 have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Adelphia is the seventh largest cable television operator in the United States and currently owns or manages cable television systems that serve approximately
1.86 million subscribers in 15 states.